Fifth Third Announces Second Quarter 2021 Results
Reported diluted earnings per share of $0.94

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	2Q21	1Q21	2Q20
       Select Business Highlights:
•Launched Fifth Third Momentum Banking across footprint - a fintech banking solution with Early Pay, Extra Time, smart savings, and other features with no monthly fee
•Announced acquisition of Provide, a leading fintech company serving healthcare practices (expect to close early August 2021)
•Generated consumer household growth of 4% vs. 2Q20
•Published second annual ESG report on June 30th
      Select Financial Highlights:
(2Q21 versus 1Q21 where applicable)
•ROTCE(a) of 16.6%; adjusted ROTCE(a) of 19.7% excl. AOCI
•PPNR(a) increased 12%; adjusted PPNR(a) increased 15%
•Historically low NCO ratio of 0.16% reflecting improvements in both commercial and consumer
•Benefit to credit losses and resulting reserve coverage reflects improved macroeconomic environment and strong credit results; NPA ratio improved 11 bps
•Repurchased shares totaling $347 million; capital plans support repurchase of shares totaling approximately $850 million in 2H21; continue to target 9.5% CET1 by June 2022

Income Statement Data
Net income available to common shareholders	$674	$674	$163
Net interest income (U.S. GAAP)	1,208	1,176	1,200
Net interest income (FTE)(a)	1,211	1,179	1,203
Noninterest income	741	749	650
Noninterest expense	1,153	1,215	1,121

Per Share Data
Earnings per share, basic	$0.95	$0.94	$0.23
Earnings per share, diluted	0.94	0.93	0.23
Book value per share	29.57	28.78	28.88
Tangible book value per share(a)	23.34	22.60	22.66

Balance Sheet & Credit Quality
Average portfolio loans and leases	$108,534	$108,956	$118,506
Average deposits	162,619	158,888	150,598
Net charge-off ratio(b)	0.16%	0.27%	0.44%
Nonperforming asset ratio(c)	0.61	0.72	0.65

Financial Ratios
Return on average assets	1.38%	1.38%	0.40%
Return on average common equity	13.0	13.1	3.2
Return on average tangible common equity(a)	16.6	16.8	4.3
CET1 capital(d)(e)	10.37	10.46	9.72
Net interest margin(a)	2.63	2.62	2.75
Efficiency(a)	59.1	63.0	60.5

Other than the Quarterly Financial Review tables beginning on page 14, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary
"We delivered outstanding financial results once again this quarter supported by strong business performance across our franchise and reflecting improved and diversified revenues. This was combined with well-managed expenses and yet another quarter of historically low net charge-offs reflecting our disciplined client selection, conservative underwriting, and improvement in the broader economy supported by government stimulus programs.

Commercial lending production trends and pipelines continue to indicate improved loan growth once supply and labor constraints normalize. To further accelerate profitable relationship growth over the long-term, we recently announced the acquisition of Provide, a leading fintech company serving healthcare practices.

Furthermore, we recently launched Fifth Third Momentum Banking, a consumer banking value proposition unparalleled in the industry, which combines the best of a traditional bank offering with several leading fintech features. We believe this will further accelerate our already-strong household growth and continue to provide a differentiated customer experience.

We remain focused on disciplined client selection, generating strong relationships and managing the balance sheet through varying cycles over a long-term performance horizon. We are well-positioned to benefit when interest rates rise and well-hedged if rates remain at low levels for several more years. As a result, we expect to generate and return a significant amount of excess capital to shareholders over the next year.”

         -Greg D. Carmichael, Chairman and CEO

Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 July 22, 2021

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,211	$1,179	$1,203	3%	1%
(Benefit from) provision for credit losses	(115)	(173)	485	(34)%	NM
Noninterest income	741	749	650	(1)%	14%
Noninterest expense	1,153	1,215	1,121	(5)%	3%
Income before income taxes(a)	$914	$886	$247	3%	270%

Taxable equivalent adjustment	$3	$3	$3	—	—
Applicable income tax expense	202	189	49	7%	312%
Net income	$709	$694	$195	2%	264%
Dividends on preferred stock	35	20	32	75%	9%
Net income available to common shareholders	$674	$674	$163	—	313%
Earnings per share, diluted	$0.94	$0.93	$0.23	1%	309%

Fifth Third Bancorp (NASDAQ®: FITB) today reported second quarter 2021 net income of $709 million compared to net income of $694 million in the prior quarter and $195 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $674 million, or $0.94 per diluted share, compared to $674 million, or $0.93 per diluted share, in the prior quarter and $163 million, or $0.23 per diluted share, in the year-ago quarter.

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Interest Income
Interest income	$1,326	$1,305	$1,406	2%	(6)%
Interest expense	115	126	203	(9)%	(43)%
Net interest income (NII)	$1,211	$1,179	$1,203	3%	1%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.88%	2.90%	3.21%	(2)	(33)
Rate paid on interest-bearing liabilities	0.40%	0.44%	0.66%	(4)	(26)

Ratios
Net interest rate spread	2.48%	2.46%	2.55%	2	(7)
Net interest margin (NIM)	2.63%	2.62%	2.75%	1	(12)

Compared to the prior quarter, NII increased $32 million, or 3%. Results reflected the impact of purchases of GNMA loan buyouts associated with CARES Act forbearance plans from a third party ($3.7 billion purchased since December 2020, including $1.0 billion in April 2021), elevated investment portfolio prepayment penalties, higher day count, and the early redemption of long-term debt, partially offset by the impact of lower commercial loan balances and lower yields on loan balances. PPP-related interest income was $53 million, unchanged relative to the prior quarter. Compared to the prior quarter, NIM increased 1 bp reflecting elevated investment portfolio prepayment penalties, early redemption of long-term debt, and the impact of the aforementioned GNMA loan buyout purchases, partially offset by lower C&I loan balances and lower yields on loan balances. PPP and excess liquidity had a negative impact on NIM of approximately 49 bps in the second quarter of 2021, compared to 48 bps in the prior quarter. As a result, underlying NIM(f) expanded 2 bps sequentially.
Compared to the year-ago quarter, NII increased $8 million, or 1%, primarily reflecting lower deposit costs, the impact of the aforementioned GNMA loan buyout purchases, interest income from PPP loans, and a reduction in long-term debt, partially offset by lower C&I loan balances. Compared to the year-ago quarter, NIM decreased 12 bps, primarily reflecting the impact of excess liquidity, lower market rates, and lower commercial loan balances, partially offset by lower deposit costs.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$149	$144	$122	3%	22%
Commercial banking revenue	160	153	137	5%	17%
Mortgage banking net revenue	64	85	99	(25)%	(35)%
Wealth and asset management revenue	145	143	120	1%	21%
Card and processing revenue	102	94	82	9%	24%
Leasing business revenue	61	87	57	(30)%	7%
Other noninterest income	49	42	12	17%	308%
Securities gains, net	10	3	21	233%	(52)%
Securities gains (losses), net - non-qualifying hedges
on mortgage servicing rights	1	(2)	—	NM	NM
Total noninterest income	$741	$749	$650	(1)%	14%

Reported noninterest income decreased $8 million, or 1%, from the prior quarter, and increased $91 million, or 14%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including securities gains and losses, which included approximately $10 million attributable to mark-to-market impacts related to non-qualified deferred compensation assets in the current quarter.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	June	March	June
	2021	2021	2020
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$741	$749	$650
Valuation of Visa total return swap	37	13	29
Branch and non-branch real estate charges	—	—	12
Securities (gains), net	(10)	(3)	(21)
Noninterest income excluding certain items(a)	$768	$759	$670

Compared to the prior quarter, noninterest income excluding certain items increased $9 million, or 1%. Compared to the year-ago quarter, noninterest income excluding certain items increased $98 million, or 15%.
Compared to the prior quarter, service charges on deposits increased $5 million, or 3%, reflecting an increase in both commercial and consumer deposit fees. Commercial banking revenue increased $7 million, or 5%, primarily driven by increases in loan syndication revenue and financial risk management revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue decreased $21 million, or 25%, reflecting an incremental $21 million unfavorable impact from MSR net valuation adjustments and an $8 million decrease in origination fees and gains on loan sales due to market pressures including margin compression. This was partially offset by an $8 million decrease in MSR asset decay reflecting slower prepayment speeds. Current quarter mortgage originations of $5.0 billion increased 7% compared to the prior quarter. Wealth and asset management revenue increased $2 million, or 1%, driven primarily by higher personal asset management revenue and brokerage fees, partially offset by seasonally strong tax preparation fees from the prior quarter. Card and processing revenue increased $8 million, or 9%, primarily driven by higher credit and debit interchange, partially offset by higher rewards. Leasing business revenue decreased $26 million, or 30%, primarily driven by strong lease syndication revenue from the prior quarter.
Compared to the year-ago quarter, service charges on deposits increased $27 million, or 22%, reflecting an increase in both commercial and consumer deposit fees. Commercial banking revenue increased $23 million, or 17%, primarily driven by increases in loan syndication revenue and M&A advisory revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue decreased $35 million, or 35%, primarily driven by an increase in MSR asset decay and a decrease in origination fees and gains on loan sales due to market pressures including margin compression. Wealth and asset management revenue increased $25 million, or 21%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue increased by $20 million, or 24%, primarily driven by higher credit and debit interchange, partially offset by higher rewards. Leasing business revenue increased $4 million, or 7%, primarily reflecting increases in lease remarketing revenue and business solutions revenue.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$638	$706	$627	(10)%	2%
Net occupancy expense	77	79	82	(3)%	(6)%
Technology and communications	94	93	90	1%	4%
Equipment expense	34	34	32	—	6%
Card and processing expense	20	30	29	(33)%	(31)%
Leasing business expense	33	35	33	(6)%	—
Marketing expense	20	23	20	(13)%	—
Other noninterest expense	237	215	208	10%	14%
Total noninterest expense	$1,153	$1,215	$1,121	(5)%	3%

Reported noninterest expense decreased $62 million, or 5%, from the prior quarter, and increased $32 million, or 3%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	June	March	June
	2021	2021	2020
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,153	$1,215	$1,121
Merger-related expenses	—	—	(9)
FHLB debt extinguishment charge	—	—	(6)
Noninterest expense excluding certain items(a)	$1,153	$1,215	$1,106

Compared to the prior quarter, noninterest expense decreased $62 million, or 5%, reflecting the prior quarter seasonal compensation and benefits expense impacts, lower card and processing expense due to contract renegotiations, and diligent expense management throughout the company. These expense decreases were partially offset by increased performance-based compensation expense reflecting strong business results, higher other noninterest expense including the expenses associated with the aforementioned GNMA loan buyout purchases, and the impact of non-qualified deferred compensation mark-to-market expense ($12 million in the current quarter compared to $7 million in the prior quarter). Full-time equivalent employees declined 2% compared to the prior quarter.
Compared to the year-ago quarter, noninterest expense excluding certain items increased $47 million, or 4%, primarily due to an increase in performance-based compensation expense reflecting strong business results and higher other noninterest expense including the expenses associated with the aforementioned GNMA loan buyout purchases, partially offset by lower card and processing expense and lower net occupancy expense. Full-time equivalent employees declined 5% compared to the year-ago quarter.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$48,773	$49,629	$59,040	(2)%	(17)%
Commercial mortgage loans	10,459	10,532	11,222	(1)%	(7)%
Commercial construction loans	6,043	6,039	5,548	—	9%
Commercial leases	3,174	3,114	3,056	2%	4%
Total commercial loans and leases	$68,449	$69,314	$78,866	(1)%	(13)%
Consumer loans:
Residential mortgage loans	$15,883	$15,803	$16,561	1%	(4)%
Home equity	4,674	5,009	5,820	(7)%	(20)%
Indirect secured consumer loans	14,702	13,955	12,124	5%	21%
Credit card	1,770	1,879	2,248	(6)%	(21)%
Other consumer loans	3,056	2,996	2,887	2%	6%
Total consumer loans	$40,085	$39,642	$39,640	1%	1%
Total average portfolio loans and leases	$108,534	$108,956	$118,506	—	(8)%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$52	$104	$68	(50)%	(24)%
Consumer loans held for sale	5,857	4,641	844	26%	594%
Total average loans and leases held for sale	$5,909	$4,745	$912	25%	548%

Securities (taxable and tax-exempt)	$36,917	$36,297	$36,973	2%	—
Other short-term investments	33,558	32,717	19,833	3%	69%
Total average interest-earning assets	$184,918	$182,715	$176,224	1%	5%

Compared to the prior quarter, total average portfolio loans and leases were flat, as an increase in consumer loans was offset by a decrease in commercial loan and lease balances. Average commercial portfolio loans and leases decreased 1%, reflecting lower C&I term loan balances (nearly half of the sequential decline was due to PPP forgiveness), as well as lower commercial mortgage loans. Average consumer portfolio loans increased 1%, as higher indirect secured consumer loans were partially offset by lower home equity and credit card balances.
Compared to the year-ago quarter, total average portfolio loans and leases decreased 8% reflecting lower C&I revolving line of credit utilization and term loan balances, as well as declines in home equity and commercial mortgage loans, partially offset by increases in indirect secured consumer loans and commercial construction loans. Average commercial portfolio loans and leases decreased 13% due to declines in C&I revolving line of credit utilization and term loan balances and lower commercial mortgage loans, partially offset by growth in commercial construction loans. Average consumer portfolio loans increased 1%, as higher indirect secured consumer loans were partially offset by lower home equity, residential mortgage, and credit card balances.
Average loans and leases held for sale of $6 billion in the current quarter increased $1 billion compared to the prior quarter and increased $5 billion compared to the year-ago quarter, impacted by the aforementioned GNMA loan buyout purchases within consumer loans held for sale ($3.7 billion purchased since December 2020, including $1.0 billion in April 2021).
Average other short-term investments (including interest-bearing cash) of $34 billion in the current quarter increased $1 billion compared to the prior quarter and increased $14 billion compared to the year-ago quarter. The increase relative to the year-ago quarter reflected average core deposit growth of 10% compared to average total loan decline of 4%.

Total period-end commercial portfolio loans and leases of $67 billion decreased 3% from the prior quarter driven by lower C&I term loan balances almost entirely due to PPP forgiveness, as well as declines in commercial construction and commercial mortgage loan balances. Compared to the year-ago quarter, total period-end commercial portfolio loans decreased $8 billion, or 11%, reflecting lower C&I revolving line of credit utilization and term loan balances partially due to PPP forgiveness, as well as lower commercial mortgage loans, partially offset by growth in commercial construction loans. Period-end commercial revolving line utilization was flat compared to the prior quarter at 31%, compared to 38% in the year-ago quarter. Period-end consumer portfolio loans of $41 billion increased 2% compared to the prior quarter, as continued growth in indirect secured consumer loans and residential mortgage loans were partially offset by a decline in home equity balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased $1 billion, or 3%, reflecting higher indirect secured consumer loan balances, partially offset by lower home equity balances.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Average Deposits
Demand	$61,994	$58,586	$45,761	6%	35%
Interest checking	45,307	45,568	49,760	(1)%	(9)%
Savings	20,494	18,951	16,354	8%	25%
Money market	30,844	30,601	30,022	1%	3%
Foreign office(g)	140	128	182	9%	(23)%
Total transaction deposits	$158,779	$153,834	$142,079	3%	12%
Other time	2,696	3,045	4,421	(11)%	(39)%
Total core deposits	$161,475	$156,879	$146,500	3%	10%
Certificates - $100,000 and over	1,144	2,009	4,067	(43)%	(72)%
Other deposits	—	—	31	NM	(100)%
Total average deposits	$162,619	$158,888	$150,598	2%	8%

Compared to the prior quarter, average core deposits increased 3%, as increases in consumer and commercial deposit balances across most product types benefited from continued fiscal and monetary stimulus and were partially offset by a decrease in other time balances. Average demand deposits represented 38% of total core deposits in the current quarter compared to 37% in the prior quarter. Average commercial transaction deposits increased 1% and average consumer transaction deposits increased 5%.
Compared to the year-ago quarter, average core deposits increased 10%, driven by the impacts of fiscal and monetary stimulus combined with success generating consumer household growth. Average commercial transaction deposits increased 7% and average consumer transaction deposits increased 17%.
The period end portfolio loan-to-core deposit ratio was 67% in the current quarter, compared to 68% in the prior quarter and 75% in the year-ago quarter. Excluding the impact of PPP loans, the period end portfolio loan-to-core deposit ratio was 64% in the current quarter, compared to 64% in the prior quarter and 72% in the year-ago quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$1,144	$2,009	$4,067	(43)%	(72)%
Other deposits	—	—	31	NM	(100)%
Federal funds purchased	346	324	309	7%	12%
Other short-term borrowings	1,097	1,209	2,377	(9)%	(54)%
Long-term debt	13,883	14,849	16,955	(7)%	(18)%
Total average wholesale funding	$16,470	$18,391	$23,739	(10)%	(31)%

Compared to the prior quarter, average wholesale funding decreased 10%, driven by the retirement of approximately $2.3 billion in long-term debt in the current quarter, as well as continued runoff in jumbo CD balances. Compared to the year-ago quarter, average wholesale funding decreased 31%, reflecting decreases in long-term debt, jumbo CD balances, and other short-term borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	June	March	December	September	June
	2021	2021	2020	2020	2020

Total nonaccrual portfolio loans and leases (NPLs)	$621	$741	$834	$891	$700
Repossessed property	5	7	9	7	4
OREO	31	35	21	33	43
Total nonperforming portfolio loans and leases and OREO (NPAs)	$657	$783	$864	$931	$747

NPL ratio(h)	0.58%	0.68%	0.77%	0.80%	0.61%
NPA ratio(c)	0.61%	0.72%	0.79%	0.84%	0.65%

Total loans and leases 30-89 days past due (accrual)	$281	$305	$357	$323	$381
Total loans and leases 90 days past due (accrual)	83	124	163	139	136

Allowance for loan and lease losses (ALLL), beginning	$2,208	$2,453	$2,574	$2,696	$2,348
Total net losses charged-off	(44)	(71)	(118)	(101)	(130)
(Benefit from) provision for loan and lease losses	(131)	(174)	(3)	(21)	478
ALLL, ending	$2,033	$2,208	$2,453	$2,574	$2,696

Reserve for unfunded commitments, beginning	$173	$172	$182	$176	$169
Provision for (benefit from) the reserve for unfunded commitments	16	1	(10)	6	7
Reserve for unfunded commitments, ending	$189	$173	$172	$182	$176

Total allowance for credit losses (ACL)	$2,222	$2,381	$2,625	$2,756	$2,872

ACL ratios:
As a % of portfolio loans and leases	2.06%	2.19%	2.41%	2.49%	2.50%
As a % of nonperforming portfolio loans and leases	358%	321%	315%	309%	410%
As a % of nonperforming portfolio assets	338%	304%	304%	296%	385%

ALLL as a % of portfolio loans and leases	1.89%	2.03%	2.25%	2.32%	2.34%

Total losses charged-off	$(103)	$(109)	$(154)	$(135)	$(163)
Total recoveries of losses previously charged-off	59	38	36	34	33
Total net losses charged-off	$(44)	$(71)	$(118)	$(101)	$(130)

Net charge-off ratio (NCO ratio)(b)	0.16%	0.27%	0.43%	0.35%	0.44%
Commercial NCO ratio	0.10%	0.17%	0.40%	0.33%	0.40%
Consumer NCO ratio	0.26%	0.43%	0.47%	0.40%	0.52%

Nonperforming portfolio loans and leases were $621 million in the current quarter, with the resulting NPL ratio of 0.58%. Compared to the prior quarter, NPLs decreased $120 million with the NPL ratio decreasing 10 bps. Compared to the year-ago quarter, NPLs decreased $79 million with the NPL ratio decreasing 3 bps.
Nonperforming portfolio assets were $657 million in the current quarter, with the resulting NPA ratio of 0.61%. Compared to the prior quarter, NPAs decreased $126 million with the NPA ratio decreasing 11 bps. Compared to the year-ago quarter, NPAs decreased $90 million with the NPA ratio decreasing 4 bps.
The benefit from credit losses totaled $115 million in the current quarter. The allowance for credit loss ratio represented 2.06% of total portfolio loans and leases in the current quarter, compared with 2.19% in the prior quarter and 2.50% in the year-ago quarter. In the current quarter, the allowance for credit losses represented 358% of nonperforming portfolio loans and leases and 338% of nonperforming portfolio assets. The allowance for loan and lease losses ratio represented 1.89% of total portfolio loans and leases in the current quarter.
Net charge-offs were $44 million in the current quarter, with the resulting NCO ratio of 0.16%. Compared to the prior quarter, net charge-offs decreased $27 million and the NCO ratio decreased 11 bps, reflecting improvement in both commercial and consumer portfolios. Compared to the year-ago quarter, net charge-offs decreased $86 million and the NCO ratio decreased 28 bps.

Capital Position
	As of and For the Three Months Ended
	June	March	December	September	June
	2021	2021	2020	2020	2020
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	11.11%	11.26%	11.34%	11.33%	11.30%
Tangible equity(a)	8.35%	8.20%	8.18%	8.09%	7.68%
Tangible common equity (excluding AOCI)(a)	7.28%	7.14%	7.11%	6.99%	6.77%
Tangible common equity (including AOCI)(a)	8.18%	7.95%	8.29%	8.31%	8.13%

Regulatory Capital Ratios(d)(e)
CET1 capital	10.37%	10.46%	10.34%	10.14%	9.72%
Tier I risk-based capital	11.83%	11.94%	11.83%	11.64%	10.96%
Total risk-based capital	14.60%	14.80%	15.08%	14.93%	14.24%
Tier I leverage	8.55%	8.61%	8.49%	8.37%	8.16%

Capital ratios remained strong this quarter. The CET1 capital ratio was 10.37%, the tangible common equity to tangible assets ratio was 7.28% excluding AOCI, and 8.18% including AOCI. The Tier I risk-based capital ratio was 11.83%, the Total risk-based capital ratio was 14.60%, and the Tier I leverage ratio was 8.55%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from 0% risk-weighted assets resulting from interest-bearing cash as well as PPP loans.
During the second quarter of 2021, Fifth Third repurchased approximately $347 million of its outstanding stock, which reduced common shares by approximately 8.6 million at quarter end.
On June 24, 2021, the Federal Reserve Board (FRB) notified Fifth Third that its required stress capital buffer (SCB) beginning July 1, 2021 will be 2.5%, which is the floor under the regulatory capital rules. Without the floor, Fifth Third's buffer would have been approximately 2.1%.
Fifth Third's capital position and earnings capacity support an increase in the quarterly common dividend starting in the third quarter of 2021, subject to economic conditions and approval by the Fifth Third Board of Directors.

Tax Rate
The effective tax rate was 22.1% compared with 21.4% in the prior quarter and 19.9% in the year-ago quarter.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of June 30, 2021, the Company had $205 billion in assets and operates 1,096 full-service Banking Centers, and 2,369 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2021, had $483 billion in assets under care, of which it managed $61 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 27.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Second quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $31.1 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $4.8 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $53 million), resulting in an underlying NIM of approximately 3.12%; First quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $30.2 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $5.2 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $53 million), resulting in an underlying NIM of approximately 3.10%.
(g)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(h)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”). When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; and (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.
# # #

Quarterly Financial Review for June 30, 2021

Table of Contents

Financial Highlights	14-15
Consolidated Statements of Income	16-17
Consolidated Balance Sheets	18-19
Consolidated Statements of Changes in Equity	20
Average Balance Sheet and Yield Analysis	21-22
Summary of Loans and Leases	23
Regulatory Capital	24
Summary of Credit Loss Experience	25
Asset Quality	26
Non-GAAP Reconciliation	27-29
Segment Presentation	30

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps				% / bps
$ in millions, except per share data	For the Three Months Ended			Change		Year to Date		Change
(unaudited)	June	March	June			June	June
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Income Statement Data
Net interest income	$1,208	$1,176	$1,200	3%	1%	$2,385	$2,429	(2%)
Net interest income (FTE)(a)	1,211	1,179	1,203	3%	1%	2,391	2,436	(2%)
Noninterest income	741	749	650	(1%)	14%	1,490	1,321	13%
Total revenue (FTE)(a)	1,952	1,928	1,853	1%	5%	3,881	3,757	3%
(Benefit from) provision for credit losses	(115)	(173)	485	(34%)	NM	(288)	1,125	NM
Noninterest expense	1,153	1,215	1,121	(5%)	3%	2,369	2,321	2%
Net income	709	694	195	2%	264%	1,403	243	477%
Net income available to common shareholders	674	674	163	—	313%	1,348	193	598%

Earnings Per Share Data
Net income allocated to common shareholders	$673	$672	$162	—	315%	$1,344	$191	604%
Average common shares outstanding (in thousands):
Basic	708,833	714,433	714,767	(1%)	(1%)	711,617	714,161	—
Diluted	718,085	723,425	717,572	(1%)	—	720,740	718,967	—
Earnings per share, basic	$0.95	$0.94	$0.23	1%	313%	$1.89	$0.27	600%
Earnings per share, diluted	0.94	0.93	0.23	1%	309%	1.87	0.27	593%

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	—	—	$0.54	$0.54	—
Book value per share	29.57	28.78	28.88	3%	2%	29.57	28.88	2%
Market value per share	38.23	37.45	19.28	2%	98%	38.23	19.28	98%
Common shares outstanding (in thousands)	703,740	711,596	712,202	(1%)	(1%)	703,740	712,202	(1%)
Market capitalization	$26,904	$26,649	$13,731	1%	96%	$26,904	$13,731	96%

Financial Ratios
Return on average assets	1.38%	1.38%	0.40%	—	98	1.38%	0.26%	112
Return on average common equity	13.0%	13.1%	3.2%	(10)	980	13.1%	1.9%	NM
Return on average tangible common equity(a)	16.6%	16.8%	4.3%	(20)	NM	16.7%	2.7%	NM
Noninterest income as a percent of total revenue(a)	38%	39%	35%	(100)	300	38%	35%	300
Dividend payout	28.4%	28.7%	117.4%	(30)	NM	28.6%	200.0%	NM
Average total Bancorp shareholders' equity as a percent of average assets	11.11%	11.26%	11.30%	(15)	(19)	11.18%	11.92%	(74)
Tangible common equity(a)	7.28%	7.14%	6.77%	14	51	7.28%	6.76%	52
Net interest margin (FTE)(a)	2.63%	2.62%	2.75%	1	(12)	2.62%	2.99%	(37)
Efficiency (FTE)(a)	59.1%	63.0%	60.5%	(390)	(140)	61.0%	61.8%	(80)
Effective tax rate	22.1%	21.4%	19.9%	70	220	21.8%	20.4%	140

Credit Quality
Net losses charged-off	$44	$71	$130	(38%)	(66%)	$115	$252	(54%)
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.16%	0.27%	0.44%	(11)	(28)	0.21%	0.44%	(23)
ALLL as a percent of portfolio loans and leases	1.89%	2.03%	2.34%	(14)	(45)	1.89%	2.34%	(45)
ACL as a percent of portfolio loans and leases(g)	2.06%	2.19%	2.50%	(13)	(44)	2.06%	2.50%	(44)
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.61%	0.72%	0.65%	(11)	(4)	0.61%	0.65%	(4)

Average Balances
Loans and leases, including held for sale	$114,443	$113,701	$119,418	1%	(4%)	$114,074	$115,799	(1%)
Securities and other short-term investments	70,475	69,014	56,806	2%	24%	69,749	47,920	46%
Assets	206,353	203,836	198,387	1%	4%	205,102	185,129	11%
Transaction deposits(b)	158,779	153,834	142,079	3%	12%	156,321	130,087	20%
Core deposits(c)	161,475	156,879	146,500	3%	10%	159,191	134,838	18%
Wholesale funding(d)	16,470	18,391	23,739	(10%)	(31%)	17,424	22,786	(24%)
Bancorp shareholders' equity	22,927	22,952	22,420	—	2%	22,939	22,066	4%

Regulatory Capital Ratios(e)(f)
CET1 capital	10.37%	10.46%	9.72%	(9)	65	10.37%	9.72%	65
Tier I risk-based capital	11.83%	11.94%	10.96%	(11)	87	11.83%	10.96%	87
Total risk-based capital	14.60%	14.80%	14.24%	(20)	36	14.60%	14.24%	36
Tier I leverage	8.55%	8.61%	8.16%	(6)	39	8.55%	8.16%	39

Operations
Banking centers	1,096	1,098	1,122	—	(2%)	1,096	1,122	(2%)
ATMs	2,369	2,383	2,456	(1%)	(4%)	2,369	2,456	(4%)
Full-time equivalent employees	19,402	19,819	20,340	(2%)	(5%)	19,402	20,340	(5%)
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Income Statement Data
Net interest income	$1,208	$1,176	$1,182	$1,170	$1,200
Net interest income (FTE)(a)	1,211	1,179	1,185	1,173	1,203
Noninterest income	741	749	787	722	650
Total revenue (FTE)(a)	1,952	1,928	1,972	1,895	1,853
(Benefit from) provision for credit losses	(115)	(173)	(13)	(15)	485
Noninterest expense	1,153	1,215	1,236	1,161	1,121
Net income	709	694	604	581	195
Net income available to common shareholders	674	674	569	562	163

Earnings Per Share Data
Net income allocated to common shareholders	$673	$672	$567	$560	$162
Average common shares outstanding (in thousands):
Basic	708,833	714,433	715,482	715,102	714,767
Diluted	718,085	723,425	722,096	718,894	717,572
Earnings per share, basic	$0.95	$0.94	$0.79	$0.78	$0.23
Earnings per share, diluted	0.94	0.93	0.78	0.78	0.23

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	$0.27	$0.27
Book value per share	29.57	28.78	29.46	29.25	28.88
Market value per share	38.23	37.45	27.57	21.32	19.28
Common shares outstanding (in thousands)	703,740	711,596	712,760	712,328	712,202
Market capitalization	$26,904	$26,649	$19,651	$15,187	$13,731

Financial Ratios
Return on average assets	1.38%	1.38%	1.18%	1.14%	0.40%
Return on average common equity	13.0%	13.1%	10.8%	10.7%	3.2%
Return on average tangible common equity(a)	16.6%	16.8%	13.9%	13.8%	4.3%
Noninterest income as a percent of total revenue(a)	38%	39%	40%	38%	35%
Dividend payout	28.4%	28.7%	34.2%	34.6%	117.4%
Average total Bancorp shareholders' equity as a percent of average assets	11.11%	11.26%	11.34%	11.33%	11.30%
Tangible common equity(a)	7.28%	7.14%	7.11%	6.99%	6.77%
Net interest margin (FTE)(a)	2.63%	2.62%	2.58%	2.58%	2.75%
Efficiency (FTE)(a)	59.1%	63.0%	62.7%	61.3%	60.5%
Effective tax rate	22.1%	21.4%	19.1%	22.1%	19.9%

Credit Quality
Net losses charged-off	$44	$71	$118	$101	$130
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.16%	0.27%	0.43%	0.35%	0.44%
ALLL as a percent of portfolio loans and leases	1.89%	2.03%	2.25%	2.32%	2.34%
ACL as a percent of portfolio loans and leases(g)	2.06%	2.19%	2.41%	2.49%	2.50%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.61%	0.72%	0.79%	0.84%	0.65%

Average Balances
Loans and leases, including held for sale	$114,443	$113,701	$111,464	$114,613	$119,418
Securities and other short-term investments	70,475	69,014	70,954	66,091	56,806
Assets	206,353	203,836	203,930	202,533	198,387
Transaction deposits(b)	158,779	153,834	153,053	148,567	142,079
Core deposits(c)	161,475	156,879	156,326	152,278	146,500
Wholesale funding(d)	16,470	18,391	18,716	21,762	23,739
Bancorp shareholders' equity	22,927	22,952	23,126	22,952	22,420

Regulatory Capital Ratios(e)(f)
CET1 capital	10.37%	10.46%	10.34%	10.14%	9.72%
Tier I risk-based capital	11.83%	11.94%	11.83%	11.64%	10.96%
Total risk-based capital	14.60%	14.80%	15.08%	14.93%	14.24%
Tier I leverage	8.55%	8.61%	8.49%	8.37%	8.16%

Operations
Banking centers	1,096	1,098	1,134	1,122	1,122
ATMs	2,369	2,383	2,397	2,414	2,456
Full-time equivalent employees	19,402	19,819	19,872	20,283	20,340
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	June	March	June			June	June
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,035	$1,030	$1,115	—	(7%)	$2,064	$2,350	(12%)
Interest on securities	279	264	283	6%	(1%)	543	566	(4%)
Interest on other short-term investments	9	8	5	13%	80%	17	12	42%
Total interest income	1,323	1,302	1,403	2%	(6%)	2,624	2,928	(10%)

Interest Expense
Interest on deposits	15	21	83	(29%)	(82%)	36	248	(85%)
Interest on federal funds purchased	—	—	—	NM	NM	—	2	(100%)
Interest on other short-term borrowings	—	1	2	(100%)	(100%)	1	8	(88%)
Interest on long-term debt	100	104	118	(4%)	(15%)	202	241	(16%)
Total interest expense	115	126	203	(9%)	(43%)	239	499	(52%)

Net Interest Income	1,208	1,176	1,200	3%	1%	2,385	2,429	(2%)

(Benefit from) provision for credit losses	(115)	(173)	485	(34%)	NM	(288)	1,125	NM
Net Interest Income After Provision for Credit Losses	1,323	1,349	715	(2%)	85%	2,673	1,304	105%

Noninterest Income
Service charges on deposits	149	144	122	3%	22%	292	270	8%
Commercial banking revenue	160	153	137	5%	17%	313	261	20%
Mortgage banking net revenue	64	85	99	(25%)	(35%)	149	219	(32%)
Wealth and asset management revenue	145	143	120	1%	21%	288	255	13%
Card and processing revenue	102	94	82	9%	24%	196	167	17%
Leasing business revenue	61	87	57	(30%)	7%	148	131	13%
Other noninterest income	49	42	12	17%	308%	92	18	411%
Securities gains (losses), net	10	3	21	233%	(52%)	13	(3)	NM
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	1	(2)	—	NM	NM	(1)	3	NM
Total noninterest income	741	749	650	(1%)	14%	1,490	1,321	13%

Noninterest Expense
Compensation and benefits	638	706	627	(10%)	2%	1,343	1,274	5%
Net occupancy expense	77	79	82	(3%)	(6%)	156	164	(5%)
Technology and communications	94	93	90	1%	4%	187	183	2%
Equipment expense	34	34	32	—	6%	68	64	6%
Card and processing expense	20	30	29	(33%)	(31%)	50	60	(17%)
Leasing business expense	33	35	33	(6%)	—	68	68	—
Marketing expense	20	23	20	(13%)	—	43	51	(16%)
Other noninterest expense	237	215	208	10%	14%	454	457	(1%)
Total noninterest expense	1,153	1,215	1,121	(5%)	3%	2,369	2,321	2%
Income Before Income Taxes	911	883	244	3%	273%	1,794	304	490%
Applicable income tax expense	202	189	49	7%	312%	391	61	541%
Net Income	709	694	195	2%	264%	1,403	243	477%
Dividends on preferred stock	35	20	32	75%	9%	55	50	10%
Net Income Available to Common Shareholders	$674	$674	$163	—	313%	$1,348	$193	598%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Interest Income
Interest and fees on loans and leases	$1,035	$1,030	$1,028	$1,047	$1,115
Interest on securities	279	264	278	274	283
Interest on other short-term investments	9	8	9	8	5
Total interest income	1,323	1,302	1,315	1,329	1,403

Interest Expense
Interest on deposits	15	21	27	46	83
Interest on other short-term borrowings	—	1	1	5	2
Interest on long-term debt	100	104	105	108	118
Total interest expense	115	126	133	159	203

Net Interest Income	1,208	1,176	1,182	1,170	1,200

(Benefit from) provision for credit losses	(115)	(173)	(13)	(15)	485
Net Interest Income After Provision for Credit Losses	1,323	1,349	1,195	1,185	715

Noninterest Income
Service charges on deposits	149	144	146	144	122
Commercial banking revenue	160	153	141	125	137
Mortgage banking net revenue	64	85	25	76	99
Wealth and asset management revenue	145	143	133	132	120
Card and processing revenue	102	94	92	92	82
Leasing business revenue	61	87	69	77	57
Other noninterest income	49	42	168	26	12
Securities gains, net	10	3	14	51	21
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	1	(2)	(1)	(1)	—
Total noninterest income	741	749	787	722	650

Noninterest Expense
Compensation and benefits	638	706	679	637	627
Net occupancy expense	77	79	98	90	82
Technology and communications	94	93	90	89	90
Equipment expense	34	34	34	33	32
Card and processing expense	20	30	31	29	29
Leasing business expense	33	35	37	35	33
Marketing expense	20	23	30	23	20
Other noninterest expense	237	215	237	225	208
Total noninterest expense	1,153	1,215	1,236	1,161	1,121
Income Before Income Taxes	911	883	746	746	244
Applicable income tax expense	202	189	142	165	49
Net Income	709	694	604	581	195
Dividends on preferred stock	35	20	35	19	32
Net Income Available to Common Shareholders	$674	$674	$569	$562	$163

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	June	March	June
	2021	2021	2020	Seq	Yr/Yr
Assets
Cash and due from banks	$3,285	$3,122	$3,221	5%	2%
Other short-term investments	32,409	34,187	28,243	(5%)	15%
Available-for-sale debt and other securities(a)	38,012	37,595	38,599	1%	(2%)
Held-to-maturity securities(b)	10	10	16	—	(38%)
Trading debt securities	711	728	526	(2%)	35%
Equity securities	341	315	273	8%	25%
Loans and leases held for sale	5,730	5,477	912	5%	528%
Portfolio loans and leases:
Commercial and industrial loans	47,564	49,094	55,661	(3%)	(15%)
Commercial mortgage loans	10,347	10,481	11,233	(1%)	(8%)
Commercial construction loans	5,871	6,198	5,479	(5%)	7%
Commercial leases	3,238	3,255	3,061	(1%)	6%
Total commercial loans and leases	67,020	69,028	75,434	(3%)	(11%)
Residential mortgage loans	16,131	15,776	16,457	2%	(2%)
Home equity	4,545	4,815	5,681	(6%)	(20%)
Indirect secured consumer loans	15,192	14,336	12,395	6%	23%
Credit card	1,793	1,810	2,211	(1%)	(19%)
Other consumer loans	3,052	3,090	2,875	(1%)	6%
Total consumer loans	40,713	39,827	39,619	2%	3%
Portfolio loans and leases	107,733	108,855	115,053	(1%)	(6%)
Allowance for loan and lease losses	(2,033)	(2,208)	(2,696)	(8%)	(25%)
Portfolio loans and leases, net	105,700	106,647	112,357	(1%)	(6%)
Bank premises and equipment	2,073	2,072	2,053	—	1%
Operating lease equipment	715	718	809	—	(12%)
Goodwill	4,259	4,259	4,261	—	—
Intangible assets	117	127	171	(8%)	(32%)
Servicing rights	818	784	676	4%	21%
Other assets	11,210	10,858	10,789	3%	4%
Total Assets	$205,390	$206,899	$202,906	(1%)	1%

Liabilities
Deposits:
Demand	$62,760	$61,363	$49,359	2%	27%
Interest checking	44,872	45,582	51,586	(2%)	(13%)
Savings	20,667	20,162	16,896	3%	22%
Money market	30,564	30,630	30,881	—	(1%)
Foreign office	152	113	191	35%	(20%)
Other time	2,408	2,759	3,913	(13%)	(38%)
Certificates $100,000 and over	860	1,784	4,120	(52%)	(79%)
Total deposits	162,283	162,393	156,946	—	3%
Federal funds purchased	338	302	262	12%	29%
Other short-term borrowings	1,130	1,106	1,285	2%	(12%)
Accrued taxes, interest and expenses	2,045	1,879	2,582	9%	(21%)
Other liabilities	4,304	3,881	3,169	11%	36%
Long-term debt	12,364	14,743	16,327	(16%)	(24%)
Total Liabilities	182,464	184,304	180,571	(1%)	1%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	1,770	—	20%
Capital surplus	3,602	3,592	3,603	—	—
Retained earnings	19,343	18,863	17,643	3%	10%
Accumulated other comprehensive income	1,974	1,792	2,951	10%	(33%)
Treasury stock	(6,160)	(5,819)	(5,683)	6%	8%
Total Equity	22,926	22,595	22,335	1%	3%
Total Liabilities and Equity	$205,390	$206,899	$202,906	(1%)	1%
(a) Amortized cost	$36,081	$35,963	$35,780	—	1%
(b) Market values	10	10	16	—	(38%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	703,740	711,596	712,202	(1%)	(1%)
Treasury	220,153	212,297	211,690	4%	4%

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Assets
Cash and due from banks	$3,285	$3,122	$3,147	$2,996	$3,221
Other short-term investments	32,409	34,187	33,399	31,285	28,243
Available-for-sale debt and other securities(a)	38,012	37,595	37,513	37,425	38,599
Held-to-maturity securities(b)	10	10	11	15	16
Trading debt securities	711	728	560	704	526
Equity securities	341	315	313	277	273
Loans and leases held for sale	5,730	5,477	4,741	2,323	912
Portfolio loans and leases:
Commercial and industrial loans	47,564	49,094	49,665	51,695	55,661
Commercial mortgage loans	10,347	10,481	10,602	10,878	11,233
Commercial construction loans	5,871	6,198	5,815	5,656	5,479
Commercial leases	3,238	3,255	2,915	3,021	3,061
Total commercial loans and leases	67,020	69,028	68,997	71,250	75,434
Residential mortgage loans	16,131	15,776	15,928	16,158	16,457
Home equity	4,545	4,815	5,183	5,455	5,681
Indirect secured consumer loans	15,192	14,336	13,653	12,925	12,395
Credit card	1,793	1,810	2,007	2,087	2,211
Other consumer loans	3,052	3,090	3,014	2,856	2,875
Total consumer loans	40,713	39,827	39,785	39,481	39,619
Portfolio loans and leases	107,733	108,855	108,782	110,731	115,053
Allowance for loan and lease losses	(2,033)	(2,208)	(2,453)	(2,574)	(2,696)
Portfolio loans and leases, net	105,700	106,647	106,329	108,157	112,357
Bank premises and equipment	2,073	2,072	2,088	2,090	2,053
Operating lease equipment	715	718	777	818	809
Goodwill	4,259	4,259	4,258	4,261	4,261
Intangible assets	117	127	139	157	171
Servicing rights	818	784	656	660	676
Other assets	11,210	10,858	10,749	10,828	10,789
Total Assets	$205,390	$206,899	$204,680	$201,996	$202,906

Liabilities
Deposits:
Demand	$62,760	$61,363	$57,711	$51,896	$49,359
Interest checking	44,872	45,582	47,270	49,566	51,586
Savings	20,667	20,162	18,258	17,221	16,896
Money market	30,564	30,630	30,650	31,192	30,881
Foreign office	152	113	143	160	191
Other time	2,408	2,759	3,023	3,337	3,913
Certificates $100,000 and over	860	1,784	2,026	3,311	4,120
Total deposits	162,283	162,393	159,081	156,683	156,946
Federal funds purchased	338	302	300	251	262
Other short-term borrowings	1,130	1,106	1,192	1,196	1,285
Accrued taxes, interest and expenses	2,045	1,879	2,614	2,500	2,582
Other liabilities	4,304	3,881	3,409	3,292	3,169
Long-term debt	12,364	14,743	14,973	15,123	16,327
Total Liabilities	182,464	184,304	181,569	179,045	180,571
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	1,770
Capital surplus	3,602	3,592	3,635	3,624	3,603
Retained earnings	19,343	18,863	18,384	18,010	17,643
Accumulated other comprehensive income	1,974	1,792	2,601	2,831	2,951
Treasury stock	(6,160)	(5,819)	(5,676)	(5,681)	(5,683)
Total Equity	22,926	22,595	23,111	22,951	22,335
Total Liabilities and Equity	$205,390	$206,899	$204,680	$201,996	$202,906
(a) Amortized cost	$36,081	$35,963	$34,982	$34,693	$35,780
(b) Market values	10	10	11	15	16
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	703,740	711,596	712,760	712,328	712,202
Treasury	220,153	212,297	211,132	211,565	211,690

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	June	June	June	June
	2021	2020	2021	2020
Total Equity, Beginning	$22,595	$21,873	$23,111	$21,203
Net income	709	195	1,403	243
Other comprehensive (loss) income, net of tax:
Change in unrealized (losses) gains:
Available-for-sale debt securities	230	456	(459)	1,338
Qualifying cash flow hedges	(49)	17	(170)	419
Change in accumulated other comprehensive income related to employee benefit plans	1	1	2	2
Comprehensive income	891	669	776	2,002
Cash dividends declared:
Common stock	(192)	(195)	(387)	(390)
Preferred stock	(35)	(32)	(55)	(50)
Impact of stock transactions under stock compensation plans, net	15	20	9	43
Shares acquired for treasury	(347)	—	(527)	—
Other	(1)	—	(1)	(1)
Impact of cumulative effect of change in accounting principles	—	—	—	(472)
Total Equity, Ending	$22,926	$22,335	$22,926	$22,335

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	June		March		June
(unaudited)	2021		2021		2020
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$48,817	3.62%	$49,715	3.60%	$59,106	3.47%
Commercial mortgage loans(a)	10,467	3.11%	10,534	3.06%	11,224	3.44%
Commercial construction loans(a)	6,043	3.09%	6,039	3.20%	5,548	3.53%
Commercial leases(a)	3,174	2.94%	3,130	3.17%	3,056	3.47%
Total commercial loans and leases	68,501	3.47%	69,418	3.46%	78,934	3.47%
Residential mortgage loans	21,740	3.29%	20,444	3.36%	17,405	3.53%
Home equity	4,674	3.60%	5,009	3.58%	5,820	3.60%
Indirect secured consumer loans	14,702	3.41%	13,955	3.58%	12,124	4.04%
Credit card	1,770	12.13%	1,879	12.36%	2,248	11.28%
Other consumer loans	3,056	5.96%	2,996	6.12%	2,887	6.50%
Total consumer loans	45,942	3.88%	44,283	4.02%	40,484	4.34%
Total loans and leases	114,443	3.63%	113,701	3.68%	119,418	3.76%
Securities:
Taxable securities	36,097	3.06%	35,764	2.97%	36,817	3.08%
Tax exempt securities(a)	820	2.47%	533	2.26%	156	2.96%
Other short-term investments	33,558	0.11%	32,717	0.10%	19,833	0.11%
Total interest-earning assets	184,918	2.88%	182,715	2.90%	176,224	3.21%
Cash and due from banks	3,033		2,991		3,121
Other assets	20,608		20,580		21,394
Allowance for loan and lease losses	(2,206)		(2,450)		(2,352)
Total Assets	$206,353		$203,836		$198,387

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,307	0.06%	$45,568	0.07%	$49,760	0.24%
Savings deposits	20,494	0.02%	18,951	0.03%	16,354	0.06%
Money market deposits	30,844	0.05%	30,601	0.05%	30,022	0.32%
Foreign office deposits	140	0.03%	128	0.05%	182	0.09%
Other time deposits	2,696	0.27%	3,045	0.44%	4,421	1.21%
Total interest-bearing core deposits	99,481	0.05%	98,293	0.06%	100,739	0.27%
Certificates $100,000 and over	1,144	0.80%	2,009	1.08%	4,067	1.40%
Other deposits	—	—	—	—	31	0.04%
Federal funds purchased	346	0.10%	324	0.13%	309	0.16%
Other short-term borrowings	1,097	0.12%	1,209	0.24%	2,377	0.32%
Long-term debt	13,883	2.85%	14,849	2.83%	16,955	2.80%
Total interest-bearing liabilities	115,951	0.40%	116,684	0.44%	124,478	0.66%
Demand deposits	61,994		58,586		45,761
Other liabilities	5,481		5,614		5,727
Total Liabilities	183,426		180,884		175,966
Total Equity	22,927		22,952		22,421
Total Liabilities and Equity	$206,353		$203,836		$198,387
Ratios:
Net interest margin (FTE)(b)		2.63%		2.62%		2.75%
Net interest rate spread (FTE)(b)		2.48%		2.46%		2.55%
Interest-bearing liabilities to interest-earning assets		62.70%		63.86%		70.64%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	Year to Date
$ in millions	June		June
(unaudited)	2021		2020
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$49,263	3.61%	$55,399	3.83%
Commercial mortgage loans(a)	10,500	3.09%	11,122	3.94%
Commercial construction loans(a)	6,041	3.15%	5,340	4.15%
Commercial leases(a)	3,152	3.05%	3,128	3.47%
Total commercial loans and leases	68,956	3.46%	74,989	3.86%
Residential mortgage loans	21,095	3.32%	17,715	3.58%
Home equity	4,841	3.59%	5,913	4.16%
Indirect secured consumer loans	14,331	3.49%	11,967	4.07%
Credit card	1,824	12.25%	2,373	11.72%
Other consumer loans	3,027	6.04%	2,842	7.09%
Total consumer loans	45,118	3.95%	40,810	4.53%
Total loans and leases	114,074	3.66%	115,799	4.09%
Securities:
Taxable securities	35,932	3.01%	36,395	3.12%
Tax exempt securities(a)	677	2.39%	159	3.00%
Other short-term investments	33,140	0.10%	11,366	0.22%
Total interest-earning assets	183,823	2.89%	163,719	3.61%
Cash and due from banks	3,012		3,000
Other assets	20,595		20,509
Allowance for loan and lease losses	(2,328)		(2,099)
Total Assets	$205,102		$185,129

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,437	0.06%	$45,029	0.46%
Savings deposits	19,727	0.02%	15,534	0.09%
Money market deposits	30,723	0.05%	28,565	0.51%
Foreign office deposits	134	0.04%	196	0.35%
Other time deposits	2,870	0.36%	4,751	1.40%
Total interest-bearing core deposits	98,891	0.06%	94,075	0.46%
Certificates $100,000 and over	1,574	0.98%	3,711	1.71%
Other deposits	—	—	144	0.76%
Federal funds purchased	335	0.11%	481	0.82%
Other short-term borrowings	1,153	0.18%	2,063	0.74%
Long-term debt	14,362	2.84%	16,387	2.95%
Total interest-bearing liabilities	116,315	0.42%	116,861	0.86%
Demand deposits	60,300		40,763
Other liabilities	5,548		5,438
Total Liabilities	182,163		163,062
Total Equity	22,939		22,067
Total Liabilities and Equity	$205,102		$185,129
Ratios:
Net interest margin (FTE)(b)		2.62%		2.99%
Net interest rate spread (FTE)(b)		2.47%		2.75%
Interest-bearing liabilities to interest-earning assets		63.28%		71.38%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$48,773	$49,629	$50,385	$54,004	$59,040
Commercial mortgage loans	10,459	10,532	10,727	11,069	11,222
Commercial construction loans	6,043	6,039	5,820	5,534	5,548
Commercial leases	3,174	3,114	2,932	2,966	3,056
Total commercial loans and leases	68,449	69,314	69,864	73,573	78,866
Consumer loans:
Residential mortgage loans	15,883	15,803	16,016	16,618	16,561
Home equity	4,674	5,009	5,315	5,581	5,820
Indirect secured consumer loans	14,702	13,955	13,272	12,599	12,124
Credit card	1,770	1,879	2,042	2,134	2,248
Other consumer loans	3,056	2,996	2,851	2,857	2,887
Total consumer loans	40,085	39,642	39,496	39,789	39,640
Total average portfolio loans and leases	$108,534	$108,956	$109,360	$113,362	$118,506

Average Loans and Leases Held for Sale
Average commercial loans and leases held for sale	$52	$104	$56	$55	$68
Average consumer loans held for sale	5,857	4,641	2,048	1,196	844
Average loans and leases held for sale	$5,909	$4,745	$2,104	$1,251	$912

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$47,564	$49,094	$49,665	$51,695	$55,661
Commercial mortgage loans	10,347	10,481	10,602	10,878	11,233
Commercial construction loans	5,871	6,198	5,815	5,656	5,479
Commercial leases	3,238	3,255	2,915	3,021	3,061
Total commercial loans and leases	67,020	69,028	68,997	71,250	75,434
Consumer loans:
Residential mortgage loans	16,131	15,776	15,928	16,158	16,457
Home equity	4,545	4,815	5,183	5,455	5,681
Indirect secured consumer loans	15,192	14,336	13,653	12,925	12,395
Credit card	1,793	1,810	2,007	2,087	2,211
Other consumer loans	3,052	3,090	3,014	2,856	2,875
Total consumer loans	40,713	39,827	39,785	39,481	39,619
Total portfolio loans and leases	$107,733	$108,855	$108,782	$110,731	$115,053

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$46	$80	$276	$59	$72
Consumer loans held for sale	5,684	5,397	4,465	2,264	840
Loans and leases held for sale	$5,730	$5,477	$4,741	$2,323	$912

Operating lease equipment	$715	$718	$777	$818	$809

Loans and Leases Serviced for Others(a)
Commercial and industrial loans	$919	$1,011	$979	$903	$967
Commercial mortgage loans	623	639	653	585	592
Commercial construction loans	528	592	601	623	536
Commercial leases	536	547	569	584	582
Residential mortgage loans	71,496	65,922	68,800	73,521	78,804
Other consumer loans	50	50	50	50	50
Total loans and leases serviced for others	74,152	68,761	71,652	76,266	81,531
Total loans and leases serviced	$188,330	$183,811	$185,952	$190,138	$198,305
(a) Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	June	March	December	September	June
	2021(a)	2021	2020	2020	2020
Regulatory Capital(b)
CET1 capital	$15,050	$14,931	$14,682	$14,307	$13,935
Additional tier I capital	2,116	2,117	2,115	2,115	1,769
Tier I capital	17,166	17,048	16,797	16,422	15,704
Tier II capital	4,018	4,083	4,615	4,645	4,703
Total regulatory capital	$21,184	$21,131	$21,412	$21,067	$20,407
Risk-weighted assets	$145,079	$142,799	$141,974	$141,083	$143,322

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	11.11%	11.26%	11.34%	11.33%	11.30%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	10.37%	10.46%	10.34%	10.14%	9.72%
Tier I risk-based capital	11.83%	11.94%	11.83%	11.64%	10.96%
Total risk-based capital	14.60%	14.80%	15.08%	14.93%	14.24%
Tier I leverage	8.55%	8.61%	8.49%	8.37%	8.16%

Fifth Third Bank
Tier I risk-based capital	11.67%	12.70%	12.28%	12.25%	11.76%
Total risk-based capital	13.27%	14.41%	14.17%	14.14%	13.65%
Tier I leverage	8.46%	9.19%	8.85%	8.85%	8.80%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Average portfolio loans and leases:
Commercial and industrial loans	$48,773	$49,629	$50,385	$54,004	$59,040
Commercial mortgage loans	10,459	10,532	10,727	11,069	11,222
Commercial construction loans	6,043	6,039	5,820	5,534	5,548
Commercial leases	3,174	3,114	2,932	2,966	3,056
Total commercial loans and leases	68,449	69,314	69,864	73,573	78,866
Residential mortgage loans	15,883	15,803	16,016	16,618	16,561
Home equity	4,674	5,009	5,315	5,581	5,820
Indirect secured consumer loans	14,702	13,955	13,272	12,599	12,124
Credit card	1,770	1,879	2,042	2,134	2,248
Other consumer loans	3,056	2,996	2,851	2,857	2,887
Total consumer loans	40,085	39,642	39,496	39,789	39,640
Total average portfolio loans and leases	$108,534	$108,956	$109,360	$113,362	$118,506

Losses charged-off:
Commercial and industrial loans	($36)	($32)	($44)	($45)	($68)
Commercial mortgage loans	(8)	(3)	(31)	(11)	(2)
Commercial leases	(1)	—	—	(10)	(11)
Total commercial loans and leases	(45)	(35)	(75)	(66)	(81)
Residential mortgage loans	(1)	(1)	(4)	(1)	(2)
Home equity	(2)	(3)	(3)	(4)	(3)
Indirect secured consumer loans	(11)	(18)	(19)	(11)	(15)
Credit card	(26)	(31)	(31)	(34)	(40)
Other consumer loans	(18)	(21)	(22)	(19)	(22)
Total consumer loans	(58)	(74)	(79)	(69)	(82)
Total losses charged-off	($103)	($109)	($154)	($135)	($163)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$23	$5	$3	$3	$3
Commercial mortgage loans	2	1	1	—	—
Commercial leases	3	1	1	2	—
Total commercial loans and leases	28	7	5	5	3
Residential mortgage loans	1	1	2	2	1
Home equity	3	3	3	3	2
Indirect secured consumer loans	11	9	10	8	8
Credit card	6	6	6	5	6
Other consumer loans	10	12	10	11	13
Total consumer loans	31	31	31	29	30
Total recoveries of losses previously charged-off	$59	$38	$36	$34	$33

Net losses charged-off:
Commercial and industrial loans	($13)	($27)	($41)	($42)	($65)
Commercial mortgage loans	(6)	(2)	(30)	(11)	(2)
Commercial leases	2	1	1	(8)	(11)
Total commercial loans and leases	(17)	(28)	(70)	(61)	(78)
Residential mortgage loans	—	—	(2)	1	(1)
Home equity	1	—	—	(1)	(1)
Indirect secured consumer loans	—	(9)	(9)	(3)	(7)
Credit card	(20)	(25)	(25)	(29)	(34)
Other consumer loans	(8)	(9)	(12)	(8)	(9)
Total consumer loans	(27)	(43)	(48)	(40)	(52)
Total net losses charged-off	($44)	($71)	($118)	($101)	($130)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.11%	0.22%	0.33%	0.31%	0.45%
Commercial mortgage loans	0.22%	0.09%	1.13%	0.39%	0.07%
Commercial leases	(0.21%)	(0.09%)	(0.15%)	1.09%	1.47%
Total commercial loans and leases	0.10%	0.17%	0.40%	0.33%	0.40%
Residential mortgage loans	(0.01%)	(0.01%)	0.04%	(0.02%)	0.02%
Home equity	(0.09%)	0.01%	—	0.07%	0.07%
Indirect secured consumer loans	0.01%	0.25%	0.28%	0.11%	0.24%
Credit card	4.52%	5.50%	4.95%	5.44%	6.17%
Other consumer loans	0.91%	1.17%	1.50%	1.05%	1.17%
Total consumer loans	0.26%	0.43%	0.47%	0.40%	0.52%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.16%	0.27%	0.43%	0.35%	0.44%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2021	2021	2020	2020	2020
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,208	$2,453	$2,574	$2,696	$2,348
Total net losses charged-off	(44)	(71)	(118)	(101)	(130)
(Benefit from) provision for loan and lease losses	(131)	(174)	(3)	(21)	478
Allowance for loan and lease losses, ending	$2,033	$2,208	$2,453	$2,574	$2,696

Reserve for unfunded commitments, beginning	$173	$172	$182	$176	$169
Provision for (benefit from) the reserve for unfunded commitments	16	1	(10)	6	7
Reserve for unfunded commitments, ending	$189	$173	$172	$182	$176

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,033	$2,208	$2,453	$2,574	$2,696
Reserve for unfunded commitments	189	173	172	182	176
Total allowance for credit losses	$2,222	$2,381	$2,625	$2,756	$2,872

	As of
	June	March	December	September	June
	2021	2021	2020	2020	2020
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$193	$197	$230	$266	$94
Commercial mortgage loans	43	50	82	99	89
Commercial construction loans	—	1	—	—	—
Commercial leases	9	6	7	16	22
Residential mortgage loans	17	22	25	30	14
Home equity	53	55	52	50	52
Indirect secured consumer loans	6	6	9	8	5
Other consumer loans	1	2	2	3	2
Total nonaccrual portfolio loans and leases (excludes restructured loans)	322	339	407	472	278
Nonaccrual restructured portfolio commercial loans and leases	164	255	319	307	282
Nonaccrual restructured portfolio consumer loans and leases(c)	135	147	108	112	140
Total nonaccrual portfolio loans and leases	621	741	834	891	700
Repossessed property	5	7	9	7	4
OREO	31	35	21	33	43
Total nonperforming portfolio loans and leases and OREO	657	783	864	931	747
Nonaccrual loans held for sale	13	2	5	10	1
Nonaccrual restructured loans held for sale	27	20	1	1	1
Total nonperforming assets	$697	$805	$870	$942	$749

Restructured portfolio consumer loans and leases (accrual)	$699	$763	$796	$818	$963
Restructured portfolio commercial loans and leases (accrual)	$80	$81	$92	$123	$119

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$2	$8	$39	$4	$10
Commercial mortgage loans	4	7	8	26	23
Commercial construction loans	—	1	—	—	—
Commercial leases	—	—	1	2	—
Total commercial loans and leases	6	16	48	32	33
Residential mortgage loans(c)	57	73	70	67	54
Home equity	1	1	2	2	—
Indirect secured consumer loans	4	8	10	10	12
Credit card	14	25	31	27	36
Other consumer loans	1	1	2	1	1
Total consumer loans	77	108	115	107	103
Total loans and leases 90 days past due (accrual)(b)	$83	$124	$163	$139	$136
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.16%	0.27%	0.43%	0.35%	0.44%
Allowance for credit losses:
As a percent of portfolio loans and leases	2.06%	2.19%	2.41%	2.49%	2.50%
As a percent of nonperforming portfolio loans and leases(a)	358%	321%	315%	309%	410%
As a percent of nonperforming portfolio assets(a)	338%	304%	304%	296%	385%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO(a)	0.58%	0.68%	0.77%	0.80%	0.61%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.61%	0.72%	0.79%	0.84%	0.65%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.61%	0.70%	0.77%	0.83%	0.65%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “underlying net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” "noninterest income as a percent of total revenue", and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	June	March	December	September	June
		2021	2021	2020	2020	2020
	Net interest income	$1,208	$1,176	$1,182	$1,170	$1,200
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Net interest income (FTE) (a)	1,211	1,179	1,185	1,173	1,203

	Net interest income (annualized) (b)	4,845	4,769	4,702	4,655	4,826
	Net interest income (FTE) (annualized) (c)	4,857	4,782	4,714	4,667	4,838

	Interest income	1,323	1,302	1,315	1,329	1,403
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Interest income (FTE)	1,326	1,305	1,318	1,332	1,406
	Interest income (FTE) (annualized) (d)	5,319	5,293	5,243	5,299	5,655

	Interest expense (annualized) (e)	461	511	529	633	816
	Average interest-earning assets (f)	184,918	182,715	182,418	180,704	176,224
	Average interest-bearing liabilities (g)	115,951	116,684	118,677	123,626	124,478

	Net interest margin (b) / (f)	2.62%	2.61%	2.58%	2.58%	2.74%
	Net interest margin (FTE) (c) / (f)	2.63%	2.62%	2.58%	2.58%	2.75%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.48%	2.46%	2.42%	2.42%	2.55%

	Income before income taxes	$911	$883	$746	$746	$244
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Income before income taxes (FTE)	$914	$886	$749	$749	$247

	Net income available to common shareholders	$674	$674	$569	$562	$163
	Add: Intangible amortization, net of tax	8	9	9	9	9
	Tangible net income available to common shareholders (h)	682	683	578	571	172
	Tangible net income available to common shareholders (annualized) (i)	2,735	2,770	2,299	2,272	692

	Average Bancorp shareholders' equity	22,927	22,952	23,126	22,952	22,420
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,007)	(1,770)
	Average goodwill	(4,259)	(4,259)	(4,261)	(4,261)	(4,261)
	Average intangible assets	(122)	(133)	(151)	(164)	(178)
	Average tangible common equity, including AOCI (j)	16,430	16,444	16,598	16,520	16,211
Less:	Average AOCI	(1,968)	(2,231)	(2,623)	(2,919)	(2,702)
	Average tangible common equity, excluding AOCI (k)	14,462	14,213	13,975	13,601	13,509

	Total Bancorp shareholders' equity	22,926	22,595	23,111	22,951	22,335
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(1,770)
	Goodwill	(4,259)	(4,259)	(4,258)	(4,261)	(4,261)
	Intangible assets	(117)	(127)	(139)	(157)	(171)
	Tangible common equity, including AOCI (l)	16,434	16,093	16,598	16,417	16,133
Less:	AOCI	(1,974)	(1,792)	(2,601)	(2,831)	(2,951)
	Tangible common equity, excluding AOCI (m)	14,460	14,301	13,997	13,586	13,182
Add:	Preferred stock	2,116	2,116	2,116	2,116	1,770
	Tangible equity (n)	16,576	16,417	16,113	15,702	14,952

	Total assets	205,390	206,899	204,680	201,996	202,906
Less:	Goodwill	(4,259)	(4,259)	(4,258)	(4,261)	(4,261)
	Intangible assets	(117)	(127)	(139)	(157)	(171)
	Tangible assets, including AOCI (o)	201,014	202,513	200,283	197,578	198,474
Less:	AOCI, before tax	(2,499)	(2,268)	(3,292)	(3,584)	(3,735)
	Tangible assets, excluding AOCI (p)	$198,515	$200,245	$196,991	$193,994	$194,739

	Common shares outstanding (q)	704	712	713	712	712

	Tangible equity (n) / (p)	8.35%	8.20%	8.18%	8.09%	7.68%
	Tangible common equity (excluding AOCI) (m) / (p)	7.28%	7.14%	7.11%	6.99%	6.77%
	Tangible common equity (including AOCI) (l) / (o)	8.18%	7.95%	8.29%	8.31%	8.13%
	Tangible book value per share (l) / (q)	$23.34	$22.60	$23.28	$23.06	$22.66

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	June	March	June
	2021	2021	2020
Net income (r)	$709	$694	$195
Net income (annualized) (s)	2,844	2,815	784

Adjustments (pre-tax items)
Valuation of Visa total return swap	37	13	29
Branch and non-branch real estate charges	-	-	12
Merger-related expenses	-	-	9
FHLB debt extinguishment charge	-	-	6
Adjustments, after-tax (t)(a)	28	10	43

Noninterest income (u)	741	749	650
Valuation of Visa total return swap	37	13	29
Branch and non-branch real estate charges	-	-	12
Adjusted noninterest income (v)	778	762	691

Noninterest expense (w)	1,153	1,215	1,121
Merger-related expenses	-	-	(9)
FHLB debt extinguishment charge	-	-	(6)
Adjusted noninterest expense (x)	1,153	1,215	1,106

Adjusted net income (r) + (t)	737	704	238
Adjusted net income (annualized) (y)	2,956	2,855	957

Adjusted tangible net income available to common shareholders (h) + (t)	710	693	215
Adjusted tangible net income available to common shareholders (annualized) (z)	2,848	2,811	865

Average assets (aa)	$206,353	$203,836	$198,387

Return on average tangible common equity (i) / (j)	16.6%	16.8%	4.3%
Return on average tangible common equity excluding AOCI (i) / (k)	18.9%	19.5%	5.1%
Adjusted return on average tangible common equity, including AOCI (z) / (j)	17.3%	17.1%	5.3%
Adjusted return on average tangible common equity, excluding AOCI (z) / (k)	19.7%	19.8%	6.4%

Return on average assets (s) / (aa)	1.38%	1.38%	0.40%
Adjusted return on average assets (y) / (aa)	1.43%	1.40%	0.48%
Efficiency ratio (FTE) (w) / [(a) + (u)]	59.1%	63.0%	60.5%
Adjusted efficiency ratio (x) / [(a) + (v)]	58.0%	62.6%	58.4%
Total revenue (FTE) (a) + (u)	$1,952	$1,928	$1,853
Pre-provision net revenue (PPNR) (a) + (u) - (w)	$799	$713	$732
Adjusted pre-provision net revenue (PPNR) (a) + (v) - (x)	$836	$726	$788
(a) Assumes a 23% tax rate

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended June 30, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$378	$301	$142	$21	$369	$1,211
Benefit from (provision for) credit losses	151	(25)	—	—	(11)	115
Net interest income after benefit from (provision for) credit losses	529	276	142	21	358	1,326
Noninterest income	355	224	63	143	(44)	741
Noninterest expense	(399)	(450)	(163)	(131)	(10)	(1,153)
Income before income taxes	485	50	42	33	304	914
Applicable income tax expense(a)	(92)	(10)	(9)	(7)	(87)	(205)
Net income	$393	$40	$33	$26	$217	$709

For the three months ended March 31, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$367	$295	$128	$21	$368	$1,179
Benefit from (provision for) credit losses	76	(41)	(8)	1	145	173
Net interest income after benefit from (provision for) credit losses	443	254	120	22	513	1,352
Noninterest income	361	204	82	138	(36)	749
Noninterest expense	(420)	(489)	(161)	(135)	(10)	(1,215)
Income (loss) before income taxes	384	(31)	41	25	467	886
Applicable income tax (expense) benefit(a)	(72)	7	(9)	(5)	(113)	(192)
Net income (loss)	$312	$(24)	$32	$20	$354	$694

For the three months ended December 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$397	$293	$102	$23	$370	$1,185
Benefit from (provision for) credit losses	(212)	(49)	(9)	(2)	285	13
Net interest income after benefit from (provision for) credit losses	185	244	93	21	655	1,198
Noninterest income	404	196	22	136	29	787
Noninterest expense	(427)	(471)	(135)	(131)	(72)	(1,236)
Income (loss) before income taxes	162	(31)	(20)	26	612	749
Applicable income tax (expense) benefit(a)	(24)	6	4	(5)	(126)	(145)
Net income (loss)	$138	$(25)	$(16)	$21	$486	$604

For the three months ended September 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$435	$355	$98	$28	$257	$1,173
Benefit from (provision for) credit losses	(337)	(68)	(2)	—	422	15
Net interest income after benefit from (provision for) credit losses	98	287	96	28	679	1,188
Noninterest income	318	192	73	132	7	722
Noninterest expense	(411)	(460)	(137)	(133)	(20)	(1,161)
Income before income taxes	5	19	32	27	666	749
Applicable income tax (expense) benefit(a)	7	(4)	(7)	(6)	(158)	(168)
Net income	$12	$15	$25	$21	$508	$581

For the three months ended June 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$573	$513	$92	$51	$(26)	$1,203
(Provision for) benefit from credit losses	(457)	(52)	(10)	1	33	(485)
Net interest income after (provision for) benefit from credit losses	116	461	82	52	7	718
Noninterest income	294	167	98	121	(30)	650
Noninterest expense	(405)	(454)	(120)	(122)	(20)	(1,121)
Income (loss) before income taxes	5	174	60	51	(43)	247
Applicable income tax (expense) benefit(a)	7	(36)	(12)	(11)	—	(52)
Net income (loss)	$12	$138	$48	$40	$(43)	$195
(a) Includes taxable equivalent adjustments of $3 million, $3 million, $3 million, $3 million and $3 million for the three months ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.

(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.